Exhibit 99.1

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2712

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS ANNOUNCES THIRD QUARTER 2006 RESULTS

SEPARATELY, THE COMPANY ANNOUNCES LINDA A. HUETT’S DECISION
TO RETIRE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER AT YEAR-END
AND THE APPOINTMENT OF DAVID P. KIRCHHOFF AS HER SUCCESSOR

NEW YORK, N.Y., November 2, 2006 — Weight Watchers International, Inc. (NYSE: WTW) today announced its results for the third fiscal quarter ended September 30, 2006 and also announced the decision of Linda A. Huett to retire as President and Chief Executive Officer at year-end, and the appointment of her successor, David P. Kirchhoff.

Financial Results

Third Quarter 2006 Results
For the third quarter of 2006, net revenues increased $27.3 million to $284.8 million, from $257.5 million in the third quarter of 2005.  Net income was $50.6 million, up from $49.5 million in the third quarter of 2005.  Fully-diluted earnings per share were $0.52, up $0.05 versus $0.47 in the prior-year period.

First Nine Months 2006 Results
For the nine months ended September 30, 2006, net revenues increased $47.8 million to $947.9 million, from $900.1 million in the first nine months of 2005.  Net income was $165.5 million, up from $135.6 million in the nine months ended October 1, 2005.  Fully-diluted earnings per share were $1.66, up $0.36 versus $1.30 in the prior-year period.

On a comparable basis, excluding from the first nine months of 2006 a charge of $0.01 per fully-diluted share associated with the early extinguishment of debt, and excluding from the first nine months of 2005 transaction charges of $0.26 per fully-diluted share related to the acquisition of WeightWatchers.com, fully-diluted earnings per share increased from $1.56 in the first nine months of 2005 to $1.67 in the comparable period of 2006.

Commenting on the Company’s results and full-year guidance, Ms. Huett said, “I am pleased that our members’ response to the Monthly Pass commitment plan in the U.S. is exceeding our expectations, that our U.K. operations returned to growth, and that the Company experienced solid overall revenue growth in the third quarter despite disappointing results from our Continental European operations.  As is our normal practice at this time of year, we are narrowing our guidance range. For the full-year 2006, our guidance is $2.04 to $2.08 per fully diluted share, including $0.07 of expenses related to non-cash stock-based compensation and excluding $0.01 of charges associated with the early extinguishment of debt.”

Management Transition

Separately, the Company announced that Ms. Huett, 62, who has been with the Company for nearly 23 years, the last seven as its President, Chief Executive Officer and Director, has informed the Board of Directors of her decision to retire from those positions at the end of the year.

The Company also announced that David P. Kirchhoff, currently President and Chief Executive Officer of WeightWatchers.com as well as the Company’s Chief Operating Officer for Europe and Asia, will succeed Ms. Huett as the Company’s President and Chief Executive Officer and will also join the Company’s Board of Directors, effective December 31, 2006, the first day of the Company’s 2007 fiscal year.

In addition, the Company announced the promotion of Thilo Semmelbauer, currently Chief Operating Officer for North America, to the new global position of Chief Operating Officer, also effective December 31, 2006.

Between now and year end, Ms. Huett will continue working closely with Messrs. Kirchhoff and Semmelbauer and the other members of the Company’s senior management team to manage the business and ensure a smooth transition.

In a message to Company employees regarding her decision, Ms. Huett said: “It is never easy to decide when is the right time to retire from a position and a company you love.  In the summer of 1999, when I agreed to accept this role, I left my three teenage daughters and those I love most in Britain and I moved to New York alone.  It has always been my intention to eventually be able to spend more significant time back in the U.K. with my family, which is just not achievable while remaining head of Weight Watchers International.  This is purely a personal decision.  My passion for Weight Watchers has never diminished and my belief in our success has never wavered.  I am very proud of what we as a team have achieved under my leadership and of the initiatives we have put in motion that will take the Company to the next level in the years ahead.”

Among the many accomplishments during the seven years of Ms. Huett’s leadership as President and Chief Executive Officer are the following:

•                  Revenue growth from less than $400 million seven years ago to more than $1.2 billion today

•                  An increase in Company-owned meeting operations in the United States from 42 percent seven years ago to 82 percent today

•                  The reacquisition of publishing rights to the Weight Watchers Magazine, and the relaunch from scratch of a profitable U.S. magazine with more than a million in paid circulation

•                  The creation of a strong licensing and product portfolio around the world

•                  Significant investments in scientific research on the efficacy of the Weight Watchers program

•                  The acquisition and integration of WeightWatchers.com, the leading Internet-based weight management provider in the world

Ms. Huett’s first involvement with the Company was in the U.K. in 1983 as a member.  Within a year, she became a Leader and, in 1986, she was named the U.K.’s National Training Manager.  She was promoted to U.K. Operations Manager in 1990, and took full responsibility for the U.K. business in 1992.  During her tenure in the U.K., Ms. Huett’s team developed the popular POINTS® Weight-Loss System, which has since been successfully introduced globally.

Ms. Huett, who will remain with the Company in an advisory capacity through 2007, added: “I am delighted that the Board of Directors has selected Dave Kirchhoff as my successor.  I have worked closely with Dave over most of the past seven years and know that the Company will be in very good hands under his leadership.  He has been instrumental in the strategic development and tremendous growth of WeightWatchers.com.  In the past year, along with his role at the head of WeightWatchers.com, he has taken on the task of strengthening the team and recruiting high caliber senior management for our international markets.”

Mr. Kirchhoff, 40, joined WeightWatchers.com, the Company’s global internet-based weight management business, in January 2000 as Senior Vice President, Marketing and Business Development.  He subsequently served as its Chief Financial Officer and was President and Chief Executive Officer of WeightWatchers.com at the time of its acquisition by the Company.  He has also became the Company’s Chief Operating Officer for Europe and Asia in September 2005.

Prior to joining WeightWatchers.com, Mr. Kirchhoff was director of Corporate Strategy and Development for PepsiCo, Inc.  Previously, he was a manager and consultant with The Boston Consulting Group.  Mr. Kirchhoff holds a B.S. in Biomedical and Electrical Engineering from Duke University and an M.B.A. from the University of Chicago.

Thilo Semmelbauer, 40, has served as the Company’s Chief Operating Officer for North America since March 2004.  From February 2000 to that date, he served as President and Chief Operating Officer of WeightWatchers.com.  Mr. Semmelbauer was previously a manager and consultant with The Boston Consulting Group and a product manager at Motorola, Inc. He received his M.S. degree in Management and Engineering from the M.I.T. and is a graduate of Dartmouth College.

The Company has scheduled a conference call today at 5:00 p.m. ET.  During the call, Linda A. Huett, President and Chief Executive Officer, and Ann M. Sardini, Chief Financial Officer, will discuss the Company’s third quarter results and answer questions from the investment community. Live audio of the conference call will be webcast at http://www.weightwatchersinternational.com.  An archive of the webcast will be available on the website for 30 days.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating in 30 countries through a network of Company-owned and franchise operations. Weight Watchers holds over 48,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity.

WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world.  In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at http://www.weightwatchersinternational.com).

# # #

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)
UNAUDITED

	September 30,	December 31,
	2006	2005

ASSETS
Current assets	$154.5	$127.7
Property and equipment, net	25.8	20.8
Goodwill, franchise rights and other intangible assets, net	698.4	615.7
Deferred income taxes	47.7	61.9
Other	8.7	9.4
TOTAL ASSETS	$935.1	$835.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$227.0	$165.9
Long-term debt	802.4	741.4
Other	9.0	8.8

TOTAL LIABILITIES	1,038.4	916.1

Shareholders’ equity	(103.3)	(80.6)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$935.1	$835.5

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
UNAUDITED

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005

Revenues, net	$284.8	$257.5	$947.9	$900.1
Cost of revenues	129.0	115.3	419.2	399.8
Gross profit	155.8	142.2	528.7	500.3
Marketing expenses	30.7	27.9	125.5	127.4
Selling, general and administrative expenses	32.8	29.6	101.4	137.7
Operating income	92.3	84.7	301.8	235.2
Interest expense, net	13.2	5.3	35.9	14.5
Other (income) / expense, net	(0.1)	0.1	(0.7)	1.9
Early extinguishment of debt	—	—	1.3	—
Income before income taxes	79.2	79.3	265.3	218.8
Provision for income taxes	28.6	29.8	99.8	83.2
Net income	$50.6	$49.5	$165.5	$135.6

Earnings Per Share:

Basic	$0.52	$0.48	$1.67	$1.32
Diluted	$0.52	$0.47	$1.66	$1.30

Weighted average common shares outstanding:
Basic	97.4	103.2	99.2	103.0
Diluted	98.0	104.3	99.9	104.6

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATIONAL STATISTICS
UNAUDITED

	Three Months Ended		Nine Months Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Attendance (in millions)
North America	8.1	7.6	27.5	26.3
International	5.8	6.0	20.2	21.8
Total Attendance	13.9	13.6	47.7	48.1

Supplemental Attendance Detail (in millions)
UK	2.7	2.7	9.2	10.3
CE	2.3	2.5	8.8	9.0
Other	0.7	0.8	2.3	2.5
Total International Attendance	5.8	6.0	20.2	21.8

WeightWatchers.com (in thousands)
End of Period Active Online Subscribers (1)	489.0	413.0	489.0	413.0

North America (in $millions)
Meeting Fees	109.7	95.7	358.5	322.5
Product Sales	34.3	30.9	128.3	114.2
Total	144.1	126.5	486.8	436.7

International (in $millions)
Meeting Fees	57.1	56.7	194.2	210.4
Product Sales	30.1	29.2	103.6	114.7
Total	87.2	85.9	297.7	325.1

Total Revenues (in $millions)
Meeting Fees	166.8	152.4	552.7	532.9
Product Sales	64.4	60.1	231.9	228.9
Online Revenues	33.1	27.7	98.0	82.4
Franchise Commissions	4.2	4.7	15.9	15.7
All Other	16.2	12.7	49.5	40.3
Total Revenues	284.8	257.5	947.9	900.1

Note: Totals may not sum due to rounding.

(1)                                  As of this fiscal quarter, we are reporting only our end of period active Weight Watchers Online subscribers, our product for non-meeting members. Previously, we had also included Weight Watchers eTools subscribers, our weight loss companion for meeting members.